iTeos Therapeutics Enters into Agreement to Be Acquired by Concentra Biosciences for $10.047 in Cash per Share Plus a Contingent Value Right

July 21, 2025

WATERTOWN, Mass. and GOSSELIES, Belgium, July 21, 2025 -- iTeos Therapeutics, Inc. (“iTeos”) (Nasdaq: ITOS) today announced that it has entered into a definitive merger agreement whereby Concentra Biosciences, LLC (“Concentra”) will acquire iTeos for $10.047 in cash per share of iTeos common stock par value $0.001 per share (“iTeos Common Stock”), plus one non-transferable contingent value right (“CVR”), which represents the right to receive: (i) 100% of the closing net cash of iTeos in excess of $475 million; and (ii) 80% of any net proceeds received from any disposition of certain of iTeos’ product candidates that occurs within six months following the closing (such cash and CVR consideration, the “Offer Consideration”).

Following a strategic review process conducted with the assistance of iTeos’ management and legal and financial advisors, the iTeos board of directors has unanimously determined that the acquisition by Concentra is in the best interests of all iTeos stockholders and has approved the merger agreement and related transactions.

Pursuant and subject to the terms of the merger agreement, Concentra will commence a tender offer by August 1, 2025, to acquire all outstanding shares of iTeos common stock for the Offer Consideration. The closing of the offer is subject to certain conditions, including the tender of a number of shares of iTeos common stock that, together with shares of iTeos Common Stock owned by Concentra or its affiliates, represents at least a majority of the total number of outstanding shares, the availability of at least $475 million of cash (net of transaction costs and other liabilities) at closing, and other customary closing conditions. Immediately following the closing of the offer, iTeos will be acquired by Concentra, and all remaining shares not tendered in the offer, other than shares owned directly or indirectly by iTeos, Concentra or a subsidiary thereof, or a holder who properly demands appraisal, will be converted into the right to receive the same Offer Consideration per share of iTeos Common Stock as is provided in the offer. Subject to the satisfaction or waiver of customary closing conditions, the transaction is expected to close in the third quarter of 2025.

Advisors

TD Cowen is acting as exclusive financial advisor to iTeos and Ropes & Gray LLP is acting as legal counsel to iTeos. Gibson, Dunn & Crutcher LLP is acting as legal counsel to Concentra.

About iTeos Therapeutics, Inc.

iTeos Therapeutics is headquartered in Watertown, MA, with an office in Gosselies, Belgium. For more information please visit www.iteostherapeutics.com.

Internet Posting of Information

iTeos routinely posts information that may be important to investors in the 'Investors' section of its website at www.iteostherapeutics.com. The Company encourages investors and potential investors to consult our website regularly for important information about iTeos.

Forward-Looking Statements

This press release includes forward-looking statements that are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. All statements, other than statements of historical fact, are generally forward-looking statements, including all statements regarding the intent, belief, or expectations of iTeos and its management. These forward-looking statements typically can be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed transaction, prospective performance, future plans, events, expectations, objectives, opportunities, and the outlook for iTeos; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties; accordingly, investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially due to several factors. Factors that could cause future results to differ materially include: uncertainties as to the timing of the offer and merger; uncertainties as to how many of iTeos’ stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that iTeos may not satisfy the minimum closing net cash condition or that a governmental entity may prohibit or delay the consummation of the transaction; the occurrence of any event, change, or other circumstance that could give rise to the termination of the merger agreement, including circumstances requiring iTeos to pay a termination fee pursuant to the merger agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; significant transaction costs; the risk that activities related to the CVR agreement may not result in any value to iTeos stockholders; the possibility that competing offers will be made; the risk that any stockholder litigation in connection with the proposed transactions may result in significant costs of defense, indemnification and liability; risks of unexpected costs, delays, or other unexpected hurdles; and other factors as set forth in iTeos’ Annual Report on Form 10-K filed with the SEC on March 5, 2025, Quarterly Report on Form 10-Q filed with the SEC on April 28, 2025 and other reports filed with the SEC.

The forward-looking statements in this press release speak only as of the date of this press release. iTeos undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by applicable law.

Additional Information and Where to Find It

The offer for the outstanding shares of common stock of iTeos Therapeutics, Inc. (“Shares”) referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Shares, nor is it a substitute for the offer materials that Concentra and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the Offer. At the time the offer is commenced, Concentra and its acquisition subsidiary will file an offer statement on Schedule TO, and iTeos will file a Solicitation/Recommendation Statement on

Schedule 14D-9 with the SEC. The offer statement on Schedule TO (including an offer to purchase, a related letter of transmittal, and other offer documents) and the Solicitation/Recommendation Statement will contain important information. HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT iTEOS STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal, and other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Shares at no expense to them. The offer materials and the Solicitation/Recommendation Statement also will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free on iTeos Therapeutics, Inc.’s website, www.iteostherapeutics.com.

For further information, please contact:

Investor and Media Contact:
Matthew Gall
iTeos Therapeutics, Inc.
matthew.gall@iteostherapeutics.com